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EXHIBIT 10.19

CIMAREX ENERGY CO.

SUPPLEMENTAL SAVINGS PLAN

(amended and restated, effective as of January 1, 2009)

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CIMAREX ENERGY CO.
SUPPLEMENTAL SAVINGS PLAN

RECITALS

        Cimarex Energy Co., a Delaware corporation (the "Company"), established the Cimarex Energy Co. Deferred Compensation Plan (the "Plan") and renamed the Plan the Cimarex Energy Co. Supplemental Savings Plan, effective as of October 1, 2002. The Company amended and restated the Plan effective as of March 3, 2003. The Company has further amended and restated the Plan, effective as of January 1, 2009 to comply with the applicable provisions of section 409A of the Internal Revenue Code.

        The Company entered into an Agreement and Plan of Merger dated as of February 23, 2002 (the "Merger Agreement") among Helmerich & Payne, Inc. ("H&P"), Helmerich & Payne Exploration and Production Co., Mountain Acquisition Co., and Key Production Company, Inc. ("Key"). Pursuant to the Merger Agreement, the parties agreed that the Company would assume the Key Deferred Compensation Plan and extend participation in the Plan to certain identified executives of H&P. This Plan is intended to assume the Key Deferred Compensation Plan.

        The Plan is intended to provide a mechanism whereby certain of the highly compensated and select management employees of the Company may defer compensation and have such amounts, together with deemed earnings, paid out upon the participant's retirement, death, disability or other termination of service with the Company. In addition, the Company intends that this Plan shall provide the eligible employees with deferred compensation benefits in addition to the benefits under the Cimarex Energy Co. 401(k) Plan (the "401(k) Plan") in cases where benefits under the 401(k) Plan may be limited by applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Company intends that the Plan shall be an "unfunded" plan for purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE I
Definitions

        Defined terms used in this Plan shall have the meanings set forth below or the same meanings as in the 401(k) Plan, as the case may be:

        1.1   "Beneficiary"means the person or persons, trust or other entity designated by a Participant, pursuant to Section 5.5, to receive any amounts distributable under the Plan at the time of the Participant's death.

        1.2   "Change in Control" means the occurrence of any of the following events on or after the Effective Date of this Plan, provided that in the event Code section 409A applies to payments under this Plan, a Change of Control shall be deemed to have occurred only if the event is also a change of control within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder or not inconsistent therewith.

          (i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock (the "Common Stock") of the Company (the "Outstanding Company Common stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the

  Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of paragraph (iii) below; or

          (ii)   During any period of twelve months beginning after the Effective Date, individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director at the beginning of such twelve-month period, whose election, appointment or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (iii)  The closing of a reorganization, share exchange or merger (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 40% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

          (iv)  The closing of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

        1.3   "Code" means the Internal Revenue Code of 1986, as amended.

        1.4   "Committee" means the administrative committee provided for in Section 6.1.

        1.5   "Company" means Cimarex Energy Co. and any successor thereto.

        1.6   "Company Matching Contributions" means the contributions made by the Company and allocated to Plan Accounts pursuant to Section 3.3.

        1.7   "Compensation" means the employee's "compensation" as defined for purposes of the 401(k) Plan, but without giving effect to the limit on compensation imposed by Code section 401(a)(17).

        1.8   "Disability" shall have the same meaning given to "Total and Permanent Disability" from time to time in the Company's Long Term Disability Plan.

        1.9   "Election Agreement" means an application for participation in the Plan, execution of which by an eligible employee is required under Article II for Plan participation.

        1.10 "FICA" shall mean the Federal Insurance Contributions Act.

        1.11 "401(k) Plan" means the Cimarex Energy Co. 401(k) Savings Plan.

        1.12 "Measurement Fund" means an investment vehicle designated by the Committee for the purpose of determining additional amounts to be credited to, or amounts to be debited from, Plan Accounts.

        1.13 "Participant" means any eligible employee of the Company selected to participate in this Plan by the Committee who has completed an Election Agrement and is entitled to the distribution of benefits hereunder.

        1.14 "Participant Deferrals" means the amounts of a Participant's Compensation that the elects to defer and have allocated to the Plan Account pursuant to Sections 3.1 and 3.2.

        1.15 "Plan Account" means a bookkeeping acocunt maintained by the Company, which shall show at all times the amounts of Participant Deferrals made by a Participant, the Company Matching Contributions and the amounts deemed debited and credited from time to time based on the performance of the Measurement Funds.

        1.16 "Plan Year" means the twelve month period on which the Plan records are kept, which shall be the calendar year, except that the first Plan Year shall be the period from October 1, 2002 through December 31, 2002.

        1.17 "Prior Key Balances" means the bookkeeping account balances transferred to this Plan from the Key Production Company, Inc. Deferred Compensation Plan.

        1.18 "Retirement" means the employee's termination of employment with the Company after the normal retirement age established by the Company, which is presently age 62. Notwithstanding the foregoing, an employee may be permitted, by the Company's Board of Directors, to retire at an earlier age, for purposes of the Plan.

        1.19 "Trust" means the trust created by the Company that may be used to provide funding for the distribution of benefits hereunder in accordance with the provisions of the Plan.

        1.20 "Trust Agreement" means the written instrument pursuant to which the Trust is created.

        1.21 "Trustee" means the bank, trust company or individual appointed by the Company pursuant to Article VII and acting from time to time as the trustee of the Trust formed to provide benefits under the Plan.

        1.22 "Valuation Date" means the last day of each Plan Year and any other dates as specified in section 4.2 as of which the assets of the Trust are valued at fair market value and as of which the increase or decrease in the net worth of the Trust is allocated among Plan Accounts.

ARTICLE II
Eligibility and Participation

2.1.    Eligibility and Participation.

        From time to time the Committee, in its sole discretion, may determine the eligibility requirements for participation and may designate those highly compensated and select management employees of the Company to whom the opportunity to participate in this Plan shall be extended. An Employee who is selected to participate in the Plan shall commence participation as of the first day of the calendar year following the date the Employee is selected for participation. Employees shall be eligible to participate in this Plan if they fall within a "select group of management or highly compensated employees" of the Company within the meaning of Section 201(2) of ERISA. Notwithstanding the foregoing, pursuant to the Merger Agreement, the individuals identified in Section 6.8(d)(i) of the Merger Agreement shall be extended the opportunity to participate in the Plan.

2.2.    Enrollment.

        Employees who have been selected by the Committee to participate in the Plan shall enroll in the Plan, prior to the calendar year during which the employee will participate (or will commence participation) in the Plan, by (a) entering into an Election Agreement with the Company, which shall contain the Participant's initial election as to the Compensation to be deferred under the Plan and such other terms as the Company deems appropriate and necessary, (b) completing an Enrollment Form, which shall contain the Participant's election concerning the election of a Measurement Fund or Funds, form of payment, beneficiary designation and such other information as the Company may reasonably require, and (c) completing such other forms and furnishing such other information as the Company may reasonably require. With respect to the first year of the Plan, eligible employees shall enroll no later than October 31, 2002, which is 30 days after the initial effective date of the Plan. A Participant shall enter into a new Election Agreement with respect to each Plan Year of participation under the Plan.

2.3.    Failure of Eligibility.

        If a Participant ceases to meet the eligibility criteria as determined by the Committee for participation herein for any reason other than death or Retirement but continues to be a Company employee, participation herein and benefits hereunder shall cease as of the first day of the calendar year following the effective date of the change in employment status, position or title that results in termination of eligibility for participation herein. The determination of the Committee with respect to the termination of participation in the Plan shall be final and binding on all parties affected thereby. Any benefits accrued hereunder at the time of such change shall be distributed according to the elections in effect on the date the Participant ceases to meet the eligibility criteria and may not be changed.

ARTICLE III
Contributions

3.1.    Participant Deferrals.

        Each Plan Year, a Participant may elect to have Participant Deferrals withheld from his Compensation and credited to his Plan Account in any whole percentage of his Compensation from 1%-50%. The maximum amount of Compensation that may be deferred and allocated to a Participant's Plan Account in any Plan Year shall be 50% of his Compensation determined, for this purpose, on the basis of the Participant's annualized Compensation as of December 31 of the year immediately preceding the Plan Year of deferral. In addition, a Participant may elect to have the Company withhold from any bonus payable by the Company any amount in any whole percentage up to 100% of such bonus and have such amount credited to his Plan Account as a Participant Deferral. An election to defer a bonus shall be made on or before December 31 of the calendar year preceding the first calendar year in which any services with respect to which the bonus is paid are rendered. If a Participant who was a participant in either the Key or the H&P deferred compensation plan (the "prior plans") made an election under the prior plans to defer a bonus payable in 2003 with respect to services performed in 2002, the prior election shall be given effect under this Plan and the amount or percentage of Compensation previously elected under the prior plans shall be deferred under this Plan. Participant Deferrals shall be deducted from a Participant's Compensation through payroll withholding in accordance with the Participant's election at the same time that regular semi-monthly payments of Compensation are made and shall be credited to the Participant's Plan Account at such time.

3.2.    Excess Participant Deferrals.

        (a)   A Participant may elect, pursuant to his Election Agreement, to have an amount withheld from his Compensation and deferred under the Plan equal to any amount of Participant Elective Contributions that would otherwise have been made to the 401(k) Plan pursuant to the Participant's election under the 401(k) Plan and that the Participant is prohibited from contributing to the 401(k) Plan in order to satisfy the limitations of Code sections 401(k), 401(a)(17), 402(g), 414(v) or 415. Such amounts shall be withheld from the Participant's Compensation and credited to the Participant's Plan Account as of the time such amounts would have been withheld from his Compensation and contributed to the 401(k) Plan but for such limitations. Provided, however, in no event may the amount deferred under this Section 3.2(a) exceed the dollar limitation on elective deferrals under Code section 402(g) in effect on January 1 of the calendar year of the deferral. Provided further, in no event may the sum of the amount deferred under this Section 3.2(a) and under Section 3.1 above exceed 50% of a Participant's Compensation, excluding bonuses, for a Plan Year and 100% of a Participant's bonus payable during a Plan Year.

        (b)   In addition to the amounts deferred under Section 3.2(a), a Participant may elect, pursuant to his Election Agreement, to defer as a Participant Deferral an amount equal to any amount of the Participant's Elective Contribution and the earnings attributable to such Elective Contribution under the 401(k) Plan that is to be distributed to the Participant from the 401(k) Plan to satisfy the nondiscrimination testing applicable to the 401(k) Plan. Such amounts shall be withheld from the Participant's Compensation payable for the pay period immediately following the date on which any such amounts are distributed to the Participant from the 401(k) Plan and credited to the Participant's Plan Account with respect to the pay period immediately following the date on which any such amounts are distributed to the Participant from the 401(k) Plan.

        (c)   Elections to defer amounts under this Section 3.2 shall be made on an Election Agreement, which shall be signed and delivered to the Committee no later than December 31 of the calendar year preceding the calendar year in which the deferrals are withheld from the Participant's Compensation and preceding the calendar year in which the services with respect to which any deferral amount would have been paid are rendered.

        (d)   All such amounts deferred in accordance with this Section 3.2 shall be referred to as Participant Deferrals.

3.3.    Company Matching Contributions.

        For each Plan Year, the Company may, in its sole discretion, make matching contributions on behalf of each Participant who makes contributions under Section 3.2(a) for such Plan Year. Matching contributions shall be equal to 100% of the Participant's contributions under Section 3.2(a), up to a maximum of 5% (effective for Plan Years beginning on or after January 1, 2008, 7%) of Compensation. The matching contributions, if any, for a Plan Year, shall not exceed 100% of the Participant's contributions under Section 3.2(a), but not more than 5% (effective for Plan Years beginning on or after January 1, 2008, 7%) of the Participant's compensation. In addition, the Company may, in its sole discretion, make a supplemental matching contribution on behalf of each Participant without regard to whether the Participant makes Participant Contributions under Section 3.1 or 3.2. The supplemental matching contribution shall be equal to the matching contribution that the Company could have made for the Participant under the 401(k) Plan if compensation under the 401(k) Plan were not limited by the Code minus the matching contribution actually made by the Company for the Participant under the 401(k) Plan and will only made to the extent the amount contributed to this Plan exceeds the maximum that could be contributed to the 401(k) Plan. All Company matching contributions and Company supplemental matching contributions shall be credited to each Participant's Plan Account. Notwithstanding the foregoing provisions, in no event shall the matching contribution made on behalf of any Participant under this Section 3.3 exceed the dollar limitation on elective deferrals under Code section 402(g) in effect on January 1 of the calendar year of the deferral.

        Company matching contributions shall be subject to the following vesting schedule:

Years of Service	Vested Percentage
Fewer than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

Years of Service shall be equal the number of days in the Participant's period of service divided by 365. If a fractional year is 0.50 or less, it shall be ignored. If a fractional year is 0.51 or greater, the number shall be rounded up to the next whole year. By way of example, if the number is 3.50 or less, the number of Years of Service shall be 3; if the number is 3.51 or greater, the number of Years of Service shall be 4. The period of service shall commence on the date the Participant was first hired by the Company and shall end on the date the Participant is terminated. Service prior to October 1, 2002 with Key and H&P shall be included for this purpose. Notwithstanding the foregoing vesting schedule, the Participant shall be fully vested in his or her Plan Account upon termination of employment on account of death, Disability or Retirement or upon a Change in Control.

3.4.    FICA.

        For each Plan Year in which a Participant makes Participant Deferrals, the Company shall withhold from the portion of the Participant's Compensation that is not deferred under this Plan, in a manner determined by the Company, the Participant's share of FICA and any other applicable employment taxes on the Participant Deferrals. For each Plan Year in which a Participant receives a Company Matching Contribution, the Company shall withhold from the portion of the Participant's Compensation that is not deferred under this Plan, in a manner determined by the Company, the Participant's share of FICA and any other applicable employment taxes on the portion of the Company Matching Contribution that is vested. In addition, as the Company Matching Contribution vests, the Company shall withhold from the portion of the Participant's Compensation that is not deferred under this Plan, in a manner determined by the Company, the Participant's share of FICA and any other applicable employment taxes on the portion of the Participant's Account attributable to Company Matching Contributions (and the deemed earnings thereon) that becomes vested in the Plan Year. If the Participant's Compensation that is not deferred is not sufficient to satisfy the required withholding, the Participant shall deliver to the Company the funds necessary to comply with this Section 3.4. All withholding of FICA under this Plan shall be done in compliance with Code section 3121(v) and the regulations promulgated thereunder.

ARTICLE IV
Valuation and Accounting

4.1.    Plan Accounts.

        The Company shall maintain or cause to be maintained a book accounting record of the Participant's Plan Account, showing the amounts of Participant Deferrals and Company Matching

Contributions. Prior Key Balances shall be maintained as separate Plan Accounts and accounted for separately.

4.2.    Crediting and Debiting of Plan Accounts.

        In accordance with rules and procedures established by the Committee from time to time in its sole discretion, each Participant's Plan Account shall be credited or debited with the income or loss attributable to the Measurement Fund or Funds elected by the Participant from time to time.

4.3.    Election of Measurement Funds.

        At the time each Participant makes his initial election under the Plan in accordance with Section 2.2, the Participant shall elect one or more Measurement Funds that shall be used to determine the additional amounts, if any, to be credited to his Plan Account for the first calendar quarter or portion thereof in which he participates in the Plan and continuing thereafter, unless changed as provided in the next sentences. All allocations among Measurement Funds shall be made in increments of at least one percent (1%). Commencing with the first calendar quarter that follows the Participant's commencement of participation in the Plan, no later than the fifth (5th) business day preceding the last business day of the calendar quarter, the Participant may elect, by submitting an Election Form to the Committee that is actually received and accepted by the Committee, to add or delete one or more Measurement Funds, to change the allocation of his Plan Account among Measurement Funds, or both. Elections made according to the previous sentence shall become effective on the next business day following the Committee's actual receipt and acceptance of the Election Form and shall continue in effect until the Participant makes a subsequent election in accordance with the preceding sentence. The Committee may permit Participants to change their elections more frequently. The Committee may adopt additional rules and procedures for making changes that it deems, in its sole discretion, to be necessary or appropriate. If a Participant fails to elect at least one Measurement Fund, amounts, if any, to be credited to his Plan Account shall be determined by the Measurement Fund designated by the Committee as the default Measurement Fund. Notwithstanding the foregoing, nothing contained in this Plan shall be construed to require the Committee to make Measurement Funds available to Participants, and in lieu thereof the manner in which additional amounts may be credited or debited from Plan Accounts may be determined by the Company or the Trustee.

4.4.    Method of Crediting/Debiting Additional Amounts.

        The Trustee will determine the performance (positive or negative) of each Measurement Fund in its reasonable discretion, based on the actual performance of each Measurement Fund. Each Plan Account will be credited or debited on a daily basis based on the performance of the Measurement Fund or Funds selected by the Participant, as determined by the Committee in its sole discretion, as though (a) the Plan Account were invested in the Measurement Fund or Funds, in the percentages applicable to that date, as of the close of business on that date at the closing price on such day, (b) the Participant Deferral was invested in the Measurement Fund or Funds selected by the Participant, in the percentages applicable to day, on the day the amounts are withheld from the Participant's Compensation at the closing price on such date, and (c) any distribution made to a Participant that decreases the Plan Account ceased being invested in the Measurement Fund or Funds, in the applicable percentages, on the business day prior to the distribution at the closing price on such date. The Company Matching Contribution, if any, for a Plan Year shall be credited to Plan Accounts as of the close of business on the first business day of February of the Plan Year following the Plan Year to which it relates.

4.5.    No Actual Investment.

        The Measurement Funds are to be used for measurement purposes only. A Participant's election of any Measurement Fund, the crediting of additional amounts to his Plan Account, or the debiting of amounts from his Plan Account shall not be considered or construed in any manner as an actual investment of his Plan Account in any Measurement Fund. If the Company or the Trustee chooses to invest any funds in any one or more of the Measurement Funds, no Participant shall have any right in or to such investments. Each Participant's Plan Account shall be a bookkeeping entry only and shall not represent in any manner an investment made on the Participant's behalf by the Company or the Trustee. Each Participant shall, at all times, remain an unsecured general creditor of the Company.

4.6.    Designation of Measurement Funds.

        The Committee shall select one or more Measurement Funds for the sole purpose of determining amounts to be credited and debited from Plan Accounts. The Committee may, in its sole discretion, add, discontinue, or substitute one or more Measurement Funds. Any changes in the Measurement Funds shall take effect on the first day of the calendar quarter that follows by at least thirty (30) days the date on which the Committee gives written notice to the Participants of the change.

ARTICLE V
Distributions

5.1.    Time of Distribution.

        The amount credited to a Participant's Plan Account shall be distributed to the Participant (or his Beneficiary), or distributions shall begin, on the earliest date on which payment may be made under Code Section 409A(a)(2)(B)(i) (the six month delay rule for specified employees) after the Participant separates from the service of the Company as defined in Code Section 409A and the regulations and other guidance promulgated thereunder, whether such service terminates because of death, Disability, Retirement, voluntary termination or termination by the Company. For this purpose, all Participants are treated as specified employees (as defined in Code section 409A). If the distribution is made in annual installments, each annual distribution after the first distribution shall be made on each anniversary of the date of payment of the first distribution. Prior Key Balances shall be distributed at the time provided in the applicable plan document or pursuant to the election that was in effect on September 30, 2002, but subject to the separation from service and timing requirements of this Section 5.1.

5.2.    Method and Amount of Distribution.

        (a)   Upon the Participant's separation from the service of the Company within the meaning of Section 409A for any reason, the Participant shall be entitled to the payment of an amount equal to the amount credited to his Plan Account as of the date of payment. Other than Change in Control, no distributions will be made prior to separation from service.

        (b)   The amount credited to the Participant's Plan Account shall be paid in a cash lump sum or in annual installments over a period not longer than 15 years, as the Participant shall elect. A Participant shall elect the manner in which the entire Plan Account shall be paid at the time the Participant commences participation in the Plan. If the Participant elects installments, the series of installments shall be treated as a single payment. A Participant may change the manner in which the Plan Account shall be paid, but may not accelerate payments in any manner, by filing a new election with the Committee no later than the date that is twelve (12) months prior to the date on which the Plan Account is scheduled to be paid or, in the case of installments, the date on which the first installment is to be paid. The new election shall become effective on the date that is twelve (12) months after the date the new election is filed with the Committee. The new payment date must be at least sixty (60) months after the original payment date, or, in the case of installments, the series of installments must begin at least sixty (60) months after the original commencement date. If the Participant has a separation from service for any reason prior to the effective date of a new election, the distribution shall be made in accordance with the prior election. However, if the amount credited to the Participant's Plan Account at the time distributions are to commence is less than $10,000, the amount shall be paid in a cash lump sum notwithstanding the Participant's election. The lump sum shall be paid on the earliest date permitted under Code Section 409A(a)(2)(B)(i) (the six month rule for specified employees). If the period for payment of installments is 10 years, the first installment shall be 1/10th of the balance in the Participant's Plan Account valued immediately prior to the payment date; the second installment shall be 1/9th of the balance in the Participant's Plan Account valued immediately prior to the payment date, etc. Annual installments payable over other periods shall be determined in the same manner.

        (c)   Prior Key Balances shall be distributed according to the method specified in the Participant's election in effect on September 30, 2002 but subject to the requirements of this Section 5.2.

5.3.    Distribution Upon Change in Control.

        In the event of a Change in Control of the Company, each Participant in the Plan, and each Participant or beneficiary receiving payments from the Plan, shall receive an immediate cash lump sum payment of the amount allocated to his Plan Account as of the last day of the month immediately preceding the date of such Change in Control. Such payment shall be made no later than 30 days following the date of the Change in Control on a date determined by the Company. Provided however, that payment shall be made upon a Change in Control only if the event is a "change in control" within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder.

5.4.    Source of Payments.

        All amounts payable to any person under this Plan shall be paid from the general assets of the Company as such amounts become due and payable or, in the sole discretion of the Company, such amounts may be paid from the Trust in accordance with the provisions of the Trust and upon the written direction of the Company.

5.5.    Beneficiaries.

        Each Participant shall designate one or more persons, trusts or other entities as his Beneficiary to receive any amounts distributable hereunder at the time of the Participant's death. Such designation shall be made by the Participant on a Beneficiary Designation Form supplied by the Committee at his initial enrollment and may be changed from time to time by the Participant. Any such beneficiary designation shall apply to all amounts payable to a Participant hereunder. In the absence of an effective beneficiary designation as to part or all of a Participant's interest in the Plan, such amount shall be distributed to the personal representative of the Participant's estate.

5.6.    Withholding.

        All amounts payable under the provisions of this Plan to any person shall be subject to withholding of applicable tax and other items in accordance with federal, state and local law.

ARTICLE VI
Administration

6.1.    The Committee—Plan Administrator.

        (a)   The Governance Committee of the Board of Directors (or such other committee of the Board of Directors that has authority over executive compensation) shall constitute the administrative committee for this Plan. The Committee shall administer the Plan in accordance with its terms and purposes.

        (b)   The Committee may designate an individual to serve as Plan Administrator and may at any time revoke a prior designation and select a different individual to serve as Plan Administrator.

6.2.    Committee to Administer and Interpret Plan.

        The Committee shall administer the Plan and shall have all powers necessary for that purpose, including, but not by way of limitation, the full discretion, authority, and power to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and, in general, to decide any dispute. The Committee shall maintain all Plan records except records of the Trust.

6.3.    Organization of Committee.

        The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Plan. It may appoint agents (who need not be members of the Committee) to whom it may delegate such powers as it deems appropriate, except that any dispute shall be determined by the Committee. The Committee may make its determinations with or without meetings. It may authorize one or more of its members or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee shall constitute the action of the Committee.

6.4.    Indemnification.

        The Committee, the Plan Administrator and all of the other agents and representatives of the Committee shall be indemnified and saved harmless by the Company against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, except claims judicially determined to be attributable to gross negligence or willful misconduct.

6.5.    Agent for Process.

        The Committee shall be agent of the Plan for service of all process.

6.6.    Determination of Committee Final.

        The decisions made by the Committee shall be final and conclusive on all persons.

6.7.    The Trustee.

        The Trustee shall be responsible for: (a) the investment of the Trust Fund to the extent and in the manner provided herein and in the Trust Agreement; (b) the custody and preservation of Trust assets delivered to it; and (c) making such distributions from the Trust fund as the Company shall direct. The Trustee shall have only the responsibilities specified in this section and in the Trust Agreement.

ARTICLE VII
Trust

7.1.    Trust Agreement.

        The Company may enter into a Trust Agreement with a Trustee to provide for the holding, investment and administration of the funds of the Plan. Any such Trust Agreement shall be part of the Plan, and the rights and duties of any person under the Plan shall be subject to all of the terms and provisions of the Trust Agreement.

7.2.    Expenses of Trust.

        The parties expect that the Trust will be treated as though it were not a separate taxpaying entity for federal and state income tax purposes and that, as a consequence, the Trust will not be subject to income tax with respect to its income. However, if the Trust should be taxable, the Company shall contribute the amount necessary to pay such taxes to the Trust and the Trustee shall pay all such taxes out of the Trust. All expenses of administering the Trust shall be paid by the Company.

7.3.    Investments.

        The Trustee shall invest the amounts in the Trust as provided in the Trust Agreement. Nothing contained in this Section 7.3 shall be construed to require the Company or the Committee to fund any Participant's Plan Account, and the Measurement Funds shall be used solely as a means to establish income and loss without the actual funding of the Participants' Plan Accounts.

ARTICLE VIII
Amendment and Termination

8.1.    Termination of Deferrals.

        The Company, through action of its Board of Directors, may terminate future Participant Deferrals under the Plan at any time, for any reason. If deferrals are discontinued, the Plan and Trust shall continue to operate in accordance with their respective terms and distributions shall be made to Participants (and Beneficiaries) in accordance with the provisions of the Plan.

8.2.    Termination of Plan.

        The Company expects to continue this Plan indefinitely, but the Company may terminate this Plan at any time. Notwithstanding the foregoing, the Company shall not terminate this Plan as to its employees solely for the purpose of accelerating the distribution of benefits to its employees. Any termination of the Plan shall be in accordance with Code Section 409A and the regulations and other guidance promulgated thereunder.

8.3.    Distribution Upon Termination.

        Following termination of the Plan and if the termination is on account of one of the events or satisfies one of the conditions described in Treas. Reg. Section 1.409A-3(j)(4)(ix), benefits shall be paid in accordance with the applicable condition or event described in Treas. Reg. Section 1.409A-3(j)(4)(ix). If none of the conditions or events specified in Treas. Reg. Section 1.409A-3(j)(4)(ix) applies, following termination of the Plan, benefits shall be paid at the time and in the manner provided in ARTICLE V.

8.4.    Amendment by Company.

        The Company may amend this Plan at any time and from time to time, but no amendment shall reduce any benefit that has accrued on the effective date of the amendment.

ARTICLE IX
Miscellaneous

9.1.    Funding of Benefits—No Fiduciary Relationship.

        All benefits payable under this Plan shall be distributed as they become due and payable either by the Company out of its general assets or from the Trust, as determined by the Company in its sole discretion. Nothing contained in this Plan shall be deemed to create any fiduciary relationship between the Company and the Participants. The Plan constitutes a mere promise by the Company to make benefit payments in the future. To the extent that any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The Trust and any assets held by the Trust to assist the Company in meeting its obligations under the Plan shall conform to the model trust described in Internal Revenue Service Revenue Procedure 92-64.

9.2.    Reimbursement for Certain Expenses.

        The Plan and Trust have been established with the intent and understanding that, for federal income tax purposes, Participants in the Plan will not be subject to tax with respect to their participation in the Plan until such time as distributions are actually made to the Participants in accordance with the provisions of the Plan. If a Participant is treated by the Internal Revenue Service as having received income with respect to the Plan in a year prior to the actual receipt of distributions under the Plan, the Company shall reimburse the Participant for all reasonable legal and accounting costs incurred by the Participant in contesting such proposed treatment. To the extent any reimbursement would be treated as deferred compensation under Code section 409A, the reimbursement shall be paid in compliance with Code section 409A, the regulations and other guidance promulgated thereunder.

9.3.    Right to Terminate Employment.

        The Company may terminate the employment of any Participant as freely and with the same effect as if this Plan were not in existence.

9.4.    Inalienability of Benefits, Participants' Status.

        No Participant shall have the right to assign, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall the benefits under this Plan be subject to any legal process to levy upon or attach the benefits for payment for any claim against the Participant or his spouse. If any Participant's benefits are garnished or attached by the order of any court, the Company may bring an action for declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be distributed pursuant to the Plan. During the pendency of the action, any benefits that become distributable shall be paid into the court as they become distributable, to be distributed by the court to the recipient it deems proper at the conclusion of the action.

9.5.    Claims Procedure.

        (a)    Filing a Claim.    All claims shall be filed in writing by the Participant, his beneficiary, or the authorized representative of the claimant, by completing the procedures that the Committee requires. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information. All claims under this Plan shall be filed in writing with the Committee according to the Committee's procedures no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

        (b)    Review of Initial Claim.

          (i)    Initial Period for Review of the Claim.    The Committee shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Committee to the claimant within a reasonable time after the claim is filed but not later than 90 days after the Committee receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary, and a description of the Plan's review procedures, including the applicable time limits and a statement of the claimant's right to bring a civil action under ERISA section 502(a) following a denial of the appeal.

          (ii)    Extension.    If the Committee determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed 90 days. The notice shall be given before the expiration of the 90 day period described in section 9.5(b)(i) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

        (c)    Appeal of Denial of Initial Claim.    The claimant may request a review upon written application, may review pertinent documents, and may submit issues or comments in writing. The claimant must request a review within the reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than 60 days.

        (d)    Review of Appeal.

          (i)    Initial Period for Review of the Appeal.    The Committee shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not less than 60 days of the receipt of the appeal by the Committee. The claimant shall be notified of the Committee's decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant's claim, and a statement of the claimant's right to bring a civil action under ERISA section 502(a) following a denial of the appeal.

          (ii)    Extension.    If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed 60 days. The notice shall be given before the expiration of the 60 day period described in section 9.5(d)(i) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

        (e)    Form of Notice to Claimant.    The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated be understood by the claimant. If the notice is given electronically, it shall comply with the requirements of Department of Labor Regulation section 2520.104b-1(c)(1)(i), (iii), and (iv).

        (f)    Discretionary Authority of Committee.    The Committee shall have full discretionary authority to determine eligibility, status, and the rights of all individuals under the Plan, to construe any and all terms of the Plan, and to find and construe all facts.

9.6.    Disposition of Unclaimed Distributions.

        Each Participant must file with the Company from time to time in writing his address and each change of address. Any communication, statement or notice addressed to a Participant at his last address filed with Company, or if no address is filed with the Company, then at his last address as shown on the Company's records, will be binding on the Participant and his spouse for all purposes of the Plan. The Company shall not be required to search for or locate a Participant or his spouse.

9.7.    Distributions Due Minors or Incompetents.

        If any person entitled to a distribution under the Plan is a minor, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee shall have the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee or the Trustee to see to the application of such distributions. Distributions made pursuant to such power shall operate as a complete discharge of the Company, the Trust, the Trustee and the Committee.

9.8.    Section 409A Savings Clause.

        It is the intention of the Company that payments or benefits payable under this Plan not be subject to the additional tax imposed pursuant to Code Section 409A, and the provisions of this Plan shall be construed and administered in accordance with such intent. To the extent such potential payments could become subject to Code Section 409A, the Company shall be entitled to amend the Plan with the goal of giving the participants the economic benefits described herein in a manner that does not result in such tax being imposed.

9.9.    Governing Law.

        This Plan shall be governed by the laws of the State of Colorado to the extent such laws are not pre-empted by federal law.

Dated: December 5, 2008
ATTEST:		CIMAREX ENERGY CO.
By:	/s/ Mary Kay Rohrer Mary Kay Rohrer Corporate Secretary	By:	/s/ F. H. Merelli F. H. Merelli President and Chief Executive Officer

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